                                                                      EXHIBIT 11

                  WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

            Computation of Earnings per Average Share of Common Stock
          Assuming Full Dilution from Conversion of the $4.60 and $4.36
                          Convertible Preferred Series
          -------------------------------------------------------------
                                   (Unaudited)



                                     Three Months Ended      Six Months Ended
                                    --------------------    --------------------
                                    Mar. 31,    Mar. 31,    Mar. 31,    Mar. 31,
                                      1997       1996         1997        1996
                                    --------    --------    --------    --------
                                          (Thousands, Except Per Share Data)


EARNINGS PER AVERAGE SHARE
 ASSUMING FULL DILUTION


Net Income .....................    $ 59,144    $ 66,909    $ 96,568    $105,249

Dividends on preferred
 stock (excluding
 dividends on convertible
 preferred stock) ..............         330         330         660         660
                                    --------    --------    --------    --------

Net income applicable
 to common stock ...............    $ 58,814    $ 66,579    $ 95,908    $104,589
                                    ========    ========    ========    ========


Average common shares
 outstanding on a fully
 diluted basis assuming
 conversion of the
 outstanding shares of
 the $4.60 and $4.36
 convertible preferred
 stock on October 1
 of each year based
 on the applicable
 conversion price ..............      43,734      43,349      43,737      43,207
                                    ========    ========    ========    ========

Earnings per average
 share of common stock
 assuming full dilution ........    $   1.34    $   1.54    $   2.19    $   2.42
                                    ========    ========    ========    ========

     ------------------------------------------
Note:
     These calculations are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because they result in dilution of less than 3%.